Exhibit 99.1

Investor Contact:
George Powlick	Tripp Sullivan
Chief Financial Officer	Corporate Communications, Inc.
(818) 706-5100	(615) 254-3376

K•SWISS ANNOUNCES NEW $35 MILLION

SECURED CREDIT FACILITY

WESTLAKE VILLAGE, Calif. (April 25, 2012) – K•Swiss Inc. (NASDAQ:KSWS) (the “Company”) today announced that it has entered into a new $35 million secured revolving credit agreement (the “New Credit Facility”) with Wells Fargo Bank (“Wells Fargo”), arranged through Wells Fargo Capital Finance, part of Wells Fargo & Company (NYSE: WFC). The New Credit Facility has an initial four-year term maturing April 23, 2016.

The New Credit Facility will be used to pay off the balance of approximately $9.9 million under the Company’s existing credit facility with Bank of America, N.A. and will provide the Company with additional working capital for corporate purposes, including the purchase of inventory.

Loans under the New Credit Facility will bear interest at a base rate ranging from 1.25% to 1.50% over the greatest of the federal funds rate plus 0.5%, the one-month LIBOR rate plus 1%, or the Wells Fargo prime rate. The Company may also elect to pay interest at 2.25% to 2.50% over the LIBOR rate for loans in U.S. dollars. For loans borrowed in euros or sterling, the margins are 3.00% to 3.25% over the LIBOR rate. In addition, loans under the New Credit Facility may not exceed a defined borrowing base equal to 85% of eligible inventory plus 65% of eligible inventory less a reserve of $3.5 million and other reserves established by Wells Fargo in its permitted discretion, in each case as further described in the New Credit Facility.

The Company and its domestic subsidiaries are obligors under the New Credit Facility. The New Credit Facility is secured by substantially all assets of the Company and its domestic subsidiaries, as well as part of the stock of its foreign subsidiaries.

Additional details regarding the New Credit Facility will be available in K•Swiss’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission on or prior to May 1, 2012.

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31248 Oak Crest Drive • Westlake Village, CA 91361-4643 • Telephone (818) 706-5100 • Facsimile (818) 706-5390

KSWS Announces New $35 Million Credit Facility

April 25, 2012

K•Swiss designs, develops and markets an array of footwear, apparel and accessories for athletic, high performance sports and fitness activities as well as casual wear under the K•Swiss brand and, since 2008, footwear for adventurers for all terrains under the Palladium brand.

Wells Fargo Capital Finance is the trade name for certain asset-based lending, accounts receivable and purchase order finance services of Wells Fargo & Company and its subsidiaries, and provides traditional asset-based lending, specialized senior secured financing, accounts receivable financing, purchase order financing and channel finance to companies across the United States and internationally. Dedicated teams within Wells Fargo Capital Finance provide financing solutions for companies in specific industries such as retail, software publishing and high-technology, commercial finance, staffing, government contracting and others. For more information, visit www.wellsfargocapitalfinance.com.

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31248 Oak Crest Drive • Westlake Village, CA 91361-4643 • Telephone (818) 706-5100 • Facsimile (818) 706-5390